EZCORP to Delay Annual Report Filing
Expects to File Around December 21, 2015
AUSTIN, Texas, Dec. 10, 2015 (GLOBE NEWSWIRE) -- EZCORP, Inc. (NASDAQ:EZPW) today announced that it will delay the filing of its Annual Report on Form 10-K.  The filing is due on December 14, 2015, and the company will file a Form 12b-25 to apply for a 15-day extension of that deadline.  The company currently expects to file its Annual Report around December 21, 2015.  The delay is attributable to resource and timing constraints created by the restatement of previously issued financial statements, which the company completed and filed on November 9, 2015.
Stuart Grimshaw, EZCORP’s Chief Executive Officer, said:  “The restatement filing took longer than we anticipated, and losing that time put us behind in the process to finalize the year-end accounts and prepare and file the Annual Report.”
With the fiscal 2015 Form 10-K, EZCORP will adopt a new business segment reporting approach, moving from three geographically-based segments (U.S. & Canada, Latin America and Other International) to three customer-oriented segments:  US Pawn, Mexico Pawn and Grupo Finmart.  The company will retain the Other International segment to report its minor, non-core businesses.
Mr. Grimshaw said: “In July we introduced a strategy to transform EZCORP that included a simpler and more efficient operating model and structure with three core businesses. Our new segment approach reflects those changes and will also significantly improve the transparency and quality of our financial reporting.”
About EZCORP
EZCORP is a leading provider of pawn loans in the United States and Mexico and consumer loans in Mexico.  At our pawn stores, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.
Forward-Looking Statements
This announcement contains certain forward-looking statements about the filing of the company’s Annual Report on Form 10-K. These statements are based on the company’s current expectations as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities or results that the company plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future are forward-looking statements. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including the risk that additional delays may arise as the company completes the Annual Report, the company’s independent registered public accounting firm completes its procedures, and the company’s audit committee and board of directors complete their final review. For a discussion of a variety of risk factors affecting the company’s business and prospects, see the company’s annual, quarterly and other reports filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Contact:
EZCORP Investor Relations
(512) 314-2220
Investor_Relations@ezcorp.com